                                                                    EXHIBIT 99.1

AT THE COMPANY                                                  ON THE WEB

Thomas G. Smith                                                 www.fceinc.com
Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

FOREST CITY ANNOUNCES RECORD RESULTS FOR 2001

    -- EBDT per share increases 8.9% for year, 22nd consecutive year of EBDT growth

    -- Completes 10 development openings & two acquisitions, totaling $472.2 million

    --  Completes $118 million equity offering, splits stock 3-for-2

    -- Stock posts 48.8 percent total return in 2001 and 24.2 percent average for past 5 years

CLEVELAND--March 14, 2002

    Forest City Enterprises, Inc. (NYSE:FCEA and FCEB) announced today record financial results for the fiscal year ended January 31, 2002. The Company achieved record performance in EBDT (Earnings Before Depreciation, Amortization and Deferred Taxes) and EBDT per share for the year, marking the Company's 22nd consecutive year of EBDT growth.

    For the year, EBDT was $168.0 million, or $3.54 per share, an 8.9 percent increase on a per share basis, compared with last year's EBDT of $147.8 million, or $3.25 per share. For the fourth quarter ended January 31, 2002, EBDT improved to $54.3 million, or $1.08 per share, compared with last year's fourth quarter of $46.0 million, or $1.01 per share, a 6.9 percent increase on a per share basis.

    Net earnings for the year were $103.0 million, or $2.17 per share compared with $91.6 million, or $2.01 per share for 2000. For the fourth quarter of 2001, net earnings were $12.7 million, or $0.25 per share versus $4.2 million, or $0.09 per share in 2000.

    All per share figures are adjusted for the Company's three-for-two stock split which occurred in November 2001. In addition, EBDT per share and net earnings per share calculations for the fourth quarter and the fiscal year end reflect the issuance of 3.9 million additional shares of Class A common stock, on a weighted average post-split basis, resulting from the Company's September 2001 equity offering.

    Charles A. Ratner, president and chief executive officer of Forest City Enterprises, said, "2001 was a year that challenged the nation and its economy, as well as our Company. It was also a year that demonstrated the benefits of our portfolio diversity by both product and market. This, when combined with our strategy to pursue development and acquisition opportunities in high-growth, under-served markets with high barriers to entry, continued to produce strong results. Overall, 2001 was another record-setting year for Forest City - our 22nd straight year of EBDT growth."

    Mr. Ratner continued, "Major factors that contributed to our full year results include:

    Our operating portfolio comparable net operating income increased 2.2 percent, excluding our hotel portfolio. Including the hotels, comparable NOI was flat due to the direct effect of the events that took place September 11th and their material impact on the lodging business. We believed we performed well, considering the economic circumstances in 2001.

    Our EBDT grew also, as a result of 12 project openings and acquisitions, which included four retail centers, one office building and seven residential communities. Our estimated average stabilized unleveraged return on these properties is 10.0 percent on a total cost of $472.2 million at our share. Also contributing to our growth in EBDT was the full year impact in 2001 of the 17 project additions in 2000.

    Our Land Development Group, which includes land sale results from our Denver Stapleton and Chicago Central Station projects, contributed $21.4 million in EBDT in 2001. We are pleased with the initial results at Stapleton as demand for available land has exceeded our expectations, and the outlook for the remaining 3,000-acres of land we control is very positive. We have cultivated our Central Station project for a number of years and residential home sales there have accelerated over the past two years. We expect profits from these two sizable land development projects to continue for the foreseeable future.

    Due to the challenging economic conditions in 2001, we chose to withdraw from several active projects, primarily in New York and Northern California, in which the risk-adjusted returns had deteriorated when compared to other projects in our development program. Accordingly, we increased our project write-offs by approximately $18 million, as compared to prior years. At the same time, we were able to move forward on other development opportunities in New York City as a result of our strong market position.

    Recent modifications in 2001 to the regulation that allows for market rate rentals in our Federally-subsidized housing projects, increased the value of these projects, which in turn, made certain note receivables collectable. These notes, valued at approximately $26 million, had been previously fully reserved.

    We significantly increased our financial liquidity through three key capital raising transactions, which generated more than $290 million in cash proceeds. Our stock offering was one of the most important achievements in 2001, raising more than $118 million through the sale of 3.9 million shares. We increased our credit facility by $100 million to $350 million (as discussed below) and disposed of our Tucson Mall for $180 million in 2001, resulting in a $52 million gain and cash proceeds of $73 million, at our share. Seven other properties were also disposed of during the year to recycle capital and improve the quality of our existing portfolio."

    Shareholders' Value

    Shareholders' equity reached a new high of $662.5 million, an increase of
45.1 percent from $456.6 million in 2000. A portion of the increase resulted from the September 2001 equity offering of 3.9 million shares of Class A common stock.

    The first quarter 2002 dividend of $0.05 per share (annual rate of $0.20 per share) was declared today for both Class A and Class B common stock, and is payable on June 17, 2002, to shareholders of record at the close of business on June 3, 2002.

    "We believe consistent performance, over time, will be recognized in the marketplace. Our shareholders received a 48.8 percent total return on their investment in 2001 and a 24.2 percent average total return over the past five years. We are gratified that our share price, once again, outperformed the broad market, real estate stocks in general and our peer group," said Mr. Ratner.

    In September 2001, the Board of Directors approved a three-for-two stock split, the third in the last five years.

    2001 Openings, Acquisitions & Recent Activities

    Retail Activities. Forest City's retail strategy focuses on growing regions of the United States where the Company pursues large-scale developments in large metropolitan areas and under-served growth markets. During 2001, Forest City opened three malls - Queens Place, which continues Forest City's urban retail strategy in the under-served New York City boroughs; The Mall at Stonecrest, a regional mall located in Atlanta; and The Mall at Robinson, a regional mall near Pittsburgh International Airport. The Company also acquired the Galleria at South Bay in Redondo Beach, California.

    At year end, we began construction on Short Pump, a 1.2 million-square-foot mall in Richmond, Virginia, anchored by Nordstrom, Lord & Taylor, Hecht's and Dillard's. A majority of the gross leasable area (GLA) is committed by specialty shop tenants and financing commitments are being finalized. Short Pump will open in the third quarter of 2003.

    In New York, Forest City recently broke ground on Atlantic Terminal, a 370,000-square-foot retail project in Brooklyn.

    Office Activities. In 2001, Forest City opened the 65/80 Landsdowne Street office building in Cambridge, Massachusetts, part of the Company's University Park at MIT office campus project. 65/80 Landsdowne is 100% leased to Partners HealthCare System. Three other buildings in the University Park project, totaling 560,000 square feet, are under construction and scheduled to open within the next 18 months.

    Forest City is building the first major office building in New York City following the World Trade Center attacks. Construction began on 9 MetroTech Center South in downtown Brooklyn to house New York's largest health insurer, Empire Blue Cross and Blue Shield, a former World Trade Center tenant. In addition to Empire, The City of New York will be a primary tenant in the building, bringing pre-leasing commitments to approximately 90 percent. The building, scheduled to open in the Spring of 2003, will provide 670,000 square feet of commercial space to the New York City office market.

    Residential Activities. During 2001, the Company's Residential Group delivered on its strategy of converting historic buildings into residential communities. During the first quarter of 2001, Forest City completed the conversion of Philadelphia's historic Bell Building into a 191-unit luxury apartment community known as The Lofts at 1835 Arch.

    The Residential group also continued to respond to the growing aging population's need for new supported-living communities. In the third quarter, Forest City purchased Stoneybrook, an upscale 86-unit supported-living facility in Darien, Connecticut, and opened another 169 supported-living units in two new communities - Pine Cove on Long Island and Willow Court in Queens.

    In the first quarter of 2002, the Residential Group has added four properties to its portfolio -- two development openings and two acquisitions. The development openings included the 135-unit Residences at University Park apartment community at Forest City's mixed-use project in Cambridge, Massachusetts and the 230-unit Heritage apartment community in San Diego. The two acquisitions included the 135-unit Chancellor Park, a supported-living community in Philadelphia, and the 340-unit Citrus Village, a conventional apartment community in Tampa, Florida.

    Stapleton Project Update

    2001 was a very active year for Forest City's Stapleton project - the redevelopment of the former Stapleton International Airport in Denver that will encompass all of the Company's products -- retail, office, hotel and residential.

    During 2001, Forest City successfully completed the first land takedown of 280 acres and has commitments for the sale of a substantial portion of this inventory. The Company successfully closed on the tax-increment financing and metro district bonds which provide the funds for the construction of the infrastructure, over $30 million of which was completed in 2001. The completion of the initial infrastructure allowed us to sell the first lots for both retail development and single-family homes.

    Forest City closed on sales contracts with Wal-Mart, Sam's Club and Home Depot to anchor Quebec Square, a new power center, which the Company is developing and will own 180,000 square feet of GLA. Quebec Square is scheduled to open in 2002. Other initial phase development projects include a retail town center anchored by a 60,000-square-foot grocery store, 300 apartment units and 650 single-family homes.

    The single-family sales program was initiated with the transfer of lots to all seven of the first homebuilders and the opening of the Sales Center on January 9, 2002. Forest City's sales program has been successful, exceeding all expectations to date. As of March 8th, the project's homebuilders have sold 156 houses representing virtually the entire inventory that they have made available for sale.

    Financing Summary

    We continued to demonstrate our ability to access project financing during 2001. Forest City closed on transactions totaling $977.9 million in nonrecourse mortgage financings at the Company's share, including $485.3 million in refinancings, extensions and additional fundings, $119.7 million in acquisitions and $372.9 million for new development projects. The Company also reduced nonrecourse mortgage debt by $95.9 million as a result of property dispositions during 2001.

    At January 31, 2002, the Company's weighted average cost of mortgage debt decreased to 6.52 percent from 7.61 percent at January 31, 2001, primarily due to the general decrease in variable interest rates. The average variable mortgage debt rate, which represented 30 percent of the Company's total nonrecourse mortgage debt at January 31, 2002, decreased from 8.16 percent at January 31, 2001 to 4.81 percent. The average fixed mortgage debt rate decreased from 7.39 percent at January 31, 2001 to 7.26 percent at January 31, 2002.

    Credit Facility Increase

    Early in 2002, Forest City increased its credit facilities to $350 million, an increase of $100 million, keeping the existing interest rate spread in place. Forest City now has 12 banks in its bank group. The increased bank commitment reflects the important and meaningful relationship with the corporate bank group and is evidence of their continuing, increasing support of Forest City.

    2002 Outlook

    Mr. Ratner commented, "We believe 2002 will be another good year for us and we expect continued growth in EBDT. The large projects that we have completed in prior years, located in diverse target markets with strong demographics, will continue to drive our growth. We are, however, mindful of the current economic conditions and recognize the risks inherent in our business. Our intention always is to set aggressive goals and manage the business appropriately to meet or exceed expectations, and continually build shareholder value."

    "We do not share the consensus opinion that we are entering into an economic recovery, based on the 'facts on the ground' in our business," said Mr. Ratner. While our residential portfolio, a lagging indicator, continues to perform well, we see some 'softness' in the apartment industry and remain cautious about near-term results."

    Mr. Ratner concluded, "Despite these negative indicators, we are confident about our retail and office portfolios in the upcoming fiscal year, as well as our Land Development Group -- which has a robust pipeline of land sales opportunities. Our development pipeline of 15 projects under construction and more than 30 projects under development will continue to stimulate growth in our portfolio and EBDT. We expect to announce 12 project openings, acquisitions or expansions during 2002, in addition to several development milestones at our Denver Stapleton project."

    Corporate Description

    Forest City Enterprises, Inc. is a $4.4 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company's portfolio includes interests in retail centers, apartment communities, office buildings and hotels. The Company's primary markets include Boston, Denver, Los Angeles, New York, Philadelphia, Richmond (Virginia), San Francisco and Washington, D.C.

    Explanatory Note Regarding EBDT

    EBDT - Earnings Before Depreciation, Amortization and Deferred Taxes - is a measure of performance used by Forest City to indicate its ongoing financial strength. EBDT is similar to Funds From Operations (FFO), a measure of performance used by publicly traded real estate investment trusts (REITs), but may not be directly comparable to similarly-titled measures reported by other companies.

    While property dispositions, acquisitions or other factors can drive net income up or down dramatically in the short term, management believes EBDT gives a more consistent view of the Company's overall financial performance from quarter to quarter and year to year. EBDT's major components are revenues, operating expenses and interest expense. It excludes non-cash items such as depreciation, amortization, deferred income taxes, the adjustment to recognize rental revenues using the straight-line method and the provision for decline in real estate values, because these items do not affect the actual cash available to the Company to fund ongoing projects. EBDT also excludes non-recurring items such as disposition of properties and extraordinary gains or losses, which may significantly affect net earnings in a single quarter. Management believes EBDT provides important information necessary to understanding the Company's ability to generate cash to meet its funding requirements. Forest City encourages readers of its financial information to focus on EBDT, along with net earnings, to provide a complete and accurate picture of the Company's operating results.

    Safe Harbor Language

    Statements made in this news release that state the Company or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company's substantial leverage and the ability to service debt, guarantees under the Company's credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, real estate development and investment risks, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, reliance on major tenants, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks and other risk factors as disclosed from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the year ended January 31, 2001 and the Company's prospectus supplement dated September 24, 2001.

                 Forest City Enterprises, Inc. and Subsidiaries
                              Financial Highlights

           For the Periods Ended January 31, 2002 and 2001 (dollars in thousands, except per share data)

                                        Three Months Ended
                                            January 31                      Increase (Decrease)
                                  ------------------------------      --------------------------------
                                      2002              2001             Amount                Percent
                                  ------------      ------------      ------------             -------
Forest City
 Enterprises, Inc.                $     39,281      $     37,138      $      2,143               5.8
Forest City Rental
 Properties Corporation                212,682           188,991            23,691              12.5
                                  ------------      ------------      ------------

 Total Revenues                   $    251,963      $    226,129      $     25,834              11.4
                                  ============      ============      ============
Earnings before
 depreciation, amortization
 and deferred taxes (a)           $     54,294      $     45,982      $      8,312              18.1

Depreciation and amortization          (27,829)          (27,614)             (215)

Deferred income taxes - FCRP           (15,010)          (10,796)           (4,214)

Gain on disposition recorded
 on equity method                           --                --                --

Straight-line rent adjustment            1,900             2,088              (188)

Minority interest in
 operating earnings                     (6,097)            2,245            (8,342)
                                  ------------      ------------      ------------
Operating earnings,
 net of tax                       $      7,258      $     11,905      $     (4,647)

Minority interest                        6,496            (1,995)            8,491

Provision for decline in
 real estate, net of tax                  (962)               --              (962)

Gain (loss) on disposition
 of operating properties
 and other investments,
 net of tax                                (45)           (5,734)            5,689
                                  ------------      ------------      ------------
Net earnings before
 extraordinary items and
 cumulative effect of change
 in accounting principle                12,747             4,176             8,571

Extraordinary loss,
 net of tax                                 --                --                --

Cumulative effect of change
 in accounting principle,
 net of tax                                 --                --                --
                                  ------------      ------------      ------------

Net earnings                      $     12,747      $      4,176      $      8,571
                                  ============      ============      ============
Per common
 share - diluted (b)(c)
Earnings before
 depreciation, amortization
 and deferred taxes (a)           $       1.08      $       1.01      $       0.07               6.9
                                  ============      ============      ============
Operating earnings,
 net of tax                       $       0.14      $       0.26      $      (0.12)

Minority interest                         0.13             (0.04)             0.17

Provision for decline in
 real estate, net of tax                 (0.02)               --             (0.02)

Gain on disposition of
 operating properties
 and other investments,
 net of tax                                 --             (0.13)             0.13
                                  ------------      ------------      ------------
Net earnings before
 extraordinary items and
 cumulative effect of
 change in accounting
 principle                                0.25              0.09              0.16

Extraordinary loss,
 net of tax                                 --                --                --

Cumulative effect of change
 in accounting principle,
 net of tax                                 --                --                --
                                  ------------      ------------      ------------

Net earnings                      $       0.25      $       0.09      $       0.16
                                  ============      ============      ============
Weighted average
 diluted shares
 outstanding (b) (c)                50,119,516        45,635,563         4,483,953
                                  ============      ============      ============

                                           Year to Date
                                            January 31                      Increase (Decrease)
                                  ------------------------------      --------------------------------
                                      2002              2001             Amount                Percent
                                  ------------      ------------      ------------             -------
Forest City
 Enterprises, Inc.                $    138,751      $    130,779      $      7,972               6.1
Forest City Rental
 Properties Corporation                767,819           664,006           103,813              15.6
                                  ------------      ------------      ------------

 Total Revenues                   $    906,570      $    794,785      $    111,785              14.1
                                  ============      ============      ============
Earnings before
 depreciation, amortization
 and deferred taxes (a)           $    167,970      $    147,809      $     20,161              13.6

Depreciation and amortization          (98,368)          (95,763)           (2,605)

Deferred income taxes - FCRP           (26,126)          (23,518)           (2,608)

Gain on disposition recorded
 on equity method                        3,434             2,359             1,075

Straight-line rent adjustment            6,594             9,423            (2,829)

Minority interest in
 operating earnings                     (6,021)            3,649            (9,670)
                                  ------------      ------------      ------------
Operating earnings,
 net of tax                       $     47,483      $     43,959      $      3,524

Minority interest                        7,994            (3,399)           11,393

Provision for decline in
 real estate, net of tax                (6,089)             (744)           (5,345)

Gain (loss) on disposition
 of operating properties
 and other investments,
 net of tax                             55,076            51,821             3,255
                                  ------------      ------------      ------------
Net earnings before
 extraordinary items and
 cumulative effect of change
 in accounting principle               104,464            91,637            12,827

Extraordinary loss,
 net of tax                               (233)               --              (233)

Cumulative effect of change
 in accounting principle,
 net of tax                             (1,202)               --            (1,202)
                                  ------------      ------------      ------------

Net earnings                      $    103,029      $     91,637      $     11,392
                                  ============      ============      ============
Per common share
 - diluted (b)(c)
Earnings before
 depreciation, amortization
 and deferred taxes (a)           $       3.54      $       3.25      $       0.29               8.9
                                  ============      ============      ============
Operating earnings,
 net of tax                       $       1.00      $       0.97      $       0.03

Minority interest                         0.17             (0.07)             0.24

Provision for decline in
 real estate, net of tax                 (0.13)            (0.02)            (0.11)

Gain on disposition of
 operating properties
 and other investments,
 net of tax                               1.16              1.13              0.03
                                  ------------      ------------      ------------
Net earnings before
 extraordinary items and
 cumulative effect of change
 in accounting principle                  2.20              2.01              0.19

Extraordinary loss,
 net of tax                                 --                --                --

Cumulative effect of change
 in accounting principle,
 net of tax                              (0.03)               --             (0.03)
                                  ------------      ------------      ------------

Net earnings                      $       2.17      $       2.01      $       0.16
                                  ============      ============      ============
Weighted average
 diluted shares
 outstanding (b) (c)                47,386,892        45,500,163         1,886,729
                                  ============      ============      ============

(a) Earnings before depreciation, amortization and deferred taxes consists of net earnings before extraordinary gain (loss), excluding the following items: i) provision for decline in real estate; ii) gain (loss) on disposition of operating properties and other investments; iii) the adjustment to recognize rental revenues using the straight-line method; and
    iv) noncash charges from Forest City Rental Properties Corporation for depreciation, amortization and deferred income taxes.

(b) On September 28, 2001, the Company issued 3,900,000 (on post-split basis) Class A common shares in a public offering. The above pro forma per share data is computed as if the additional shares were issued at the beginning of each period.

(c) Adjusted for 3 for 2 common stock split effective November 14, 2001.

JANUARY 31, 2002

Projects Opened/Acquired in 2001 (12)


                                                       FCE         FCE
                                                      Econ.       Econ.        Sq. ft./
                                                    Ownership     Share         No. of
 Property/Location                       Opened      of Cost    (in mil.)       Units
 -----------------                       ------      -------    ---------       -----
Shopping Centers:
Queens Place                            Q3-01          70.0          51.3       455,000
 Queens, NY
Mall @ Robinson(a)                      Q3-01          56.7          73.6       858,000
 Pittsburgh, PA
Mall @ Stonecrest(a)                    Q3-01          66.7          73.4     1,209,000
 Atlanta, GA
Galleria at South Bay                   Q3-01(d)      100.0         116.0       955,000
 Redondo Beach, CA
                                                                ---------     ---------
                                                                    314.3     3,477,000
                                                                ---------     =========
Office:
65/80 Landsdowne St                     Q3-01         100.0          55.9       122,000
 (Partners)
 Cambridge, MA

                                                                ---------     ---------
                                                                     55.9       122,000
                                                                ---------     =========
Residential:
1835 Arch (formerly                     Q1-01          95.0          29.9           191
 Bell Bldg.)(a)
 Philadelphia, PA

Stoneybrook(c)                          Q3-01(d)       80.0          14.1            86
 Darien, CT
Willow Court(a),(c)                     Q3-01          56.0          16.5            84
 Forest Hills, NY
Pine Cove(c)                            Q3-01          80.0          15.0            85
 Bayshore, NY
                                                                ---------     ---------
                                                                     75.5           446
                                                                ---------     =========
Total Projects Opened/Acquired                                  $   445.7
                                                                =========

                                                                               Opened in
Residential Units Phased-In:(b)                                                2001/Total
-------------------------------                                                ----------
Settler's Landing                    2001            50.0            11.0         102/408
 Streetsboro, OH
Parkwood Village                     2001            50.0             6.0          96/204
 Brunswick, OH
Arbor Glen                           2001            50.0             9.5          96/288
 Twinsburg, OH
                                                              -----------     -----------
                                                                     26.5         294/900
                                                              ===========     ===========

(a) - Reported under the equity method of accounting.

(b) - Phased-in openings, includes total cost for all units

(c) - Supported living properties.

(d) - Date of acquisition.

JANUARY 31, 2002
Projects Under Construction/To be Acquired (17)

                                                         FCE         FCE
                                                        Econ.       Econ.         Sq. ft./
                                        Anticipated   Ownership     Share          No. of
 Property/Location                        Opening      of Cost    (in mil.)        Units
 -----------------                        -------      -------    ---------        -----
Shopping Centers:
Station Square -
 Bessemer Court                           Q2-02         100.0          13.6        59,000
 Pittsburgh, PA
Stapleton Power Center                    Q3-02          90.0          27.0       695,000
 Denver, CO
Woodbridge Crossing                       Q3-02          70.0          13.7       284,000
 Woodbridge, NJ
Promenade in Temecula
 Expansion                                Q3-02          75.0          14.4        84,000
 Temecula, CA
Harlem Center                             Q4-02          52.5          18.3       126,000
 Manhattan, NY
Galleria at Sunset
 Expansion(a)                             Q4-02          60.0           9.6       119,000
 Henderson, NV
Short Pump                                Q3-03          50.0          69.1     1,161,000
 Richmond, VA
                                                                  ---------     ---------
                                                                      165.7     2,528,000
                                                                  ---------     =========
Office:
88 Sidney St. (Alkermes)                  Q2-02         100.0          49.5       145,000
 Cambridge, MA
35 Landsdowne St
 (Millennium)                             Q3-02         100.0          59.6       202,000
 Cambridge, MA
40 Landsdowne St
 (Millennium II)                          Q2-03         100.0          66.8       215,000
 Cambridge, MA
Twelve MetroTech Center
 (330 Jay St.)                            Q2-05          80.0          34.8       171,000(e)
 Brooklyn, NY
Nine MetroTech South                       2003          80.0         180.7       653,000
 Brooklyn, NY
                                                                  ---------     ---------
                                                                      391.4     1,386,000
                                                                  ---------     =========

Residential:
Citrus Village(a)                         Q1-02(d)       50.0          13.0           340
 Tampa, FL
Chancellor Park(c)                        Q1-02(d)       80.0          23.0           135
 Philadelphia, PA
Heritage                                  Q1-02         100.0          43.3           230
 San Diego, CA
Residences
 @ University Park                        Q2-02         100.0          41.1           135
 Cambridge, MA
Foley Square(a)                           Q1-03          35.0          40.8           329
 Manhattan, NY
                                                                  ---------     ---------
                                                                      161.2         1,169
                                                                  ---------     =========
                                                                     $718.3
                                                                  =========

(a) - Reported under the equity method of accounting.

(b) - Phased-in openings.

(c) - Supported living properties.

(d) - Date of acquisition.

(e) - Represents the Company's portion of this 1.1 million - square-foot office condominium.

    CONTACT:  Forest City Enterprises, Inc.
              Thomas G. Smith, 216/621-6060
              Thomas T. Kmiecik, 216/621-6060
              www.fceinc.com